Exhibit 99.1
DATE: Aug. 31, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Jeff Pounds	Sharna Reingold
(918) 573-3332	(918) 573-2078
Williams Pipeline Partners and Williams Partners Complete Merger
TULSA, Okla. – Williams Pipeline Partners L.P. (NYSE: WMZ) and Williams Partners L.P. (NYSE: WPZ) announced today that the WMZ unitholders have approved the proposed merger between the two master limited partnerships and the merger has been completed.
The approval was granted today at a special meeting of the Williams Pipeline Partners limited partners. A majority of the outstanding WMZ common units, other than WMZ common units held by Williams Partners and its affiliates, voted in favor of the approval and adoption of the merger agreement and the merger. The outstanding subordinated units of WMZ, which are all owned by the general partner of Williams Pipeline Partners, also voted in favor of the merger.
The merger became effective following the special meeting. As a result, WMZ unitholders will receive 0.7584 WPZ common units for each WMZ common unit they owned at the effective time of the merger. Also as a result of the merger, all currently outstanding WMZ common units and WMZ subordinated units have been extinguished, and Williams Pipeline Partners has become indirectly wholly owned by Williams Partners.
Williams Partners’ common units will continue to be traded on the New York Stock Exchange under the ticker symbol WPZ. Williams Pipeline Partners’ common units, which had been trading on the NYSE under the ticker symbol WMZ, will be delisted and no longer publicly traded.
Williams Partners and Williams Pipeline Partners announced the execution of the merger agreement on May 24.
About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 12 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams

(NYSE: WMB) owns approximately 80 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 to join our email list.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP LLC, which is a wholly owned subsidiary of Williams Partners L.P. (NYSE: WPZ). For more information, please visit www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnerships believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnerships’ annual reports filed with the Securities and Exchange Commission.